                                                                      Exhibit 11

                                 ENVIROGEN, INC.
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS



                                                             Three Months Ended June 30,
                                        ----------------------------------------------------------------
                                                        1997                            1996
                                        ------------------------------- --------------------------------
                                           Primary      Fully Diluted      Primary       Fully Diluted
                                        ------------   --------------   -------------  ---------------
Net income (loss) applicable to
    Common Stock                           $205,474         $205,474     ($1,010,350)     ($1,010,350)
                                        ============   ==============   =============  ===============
Weighted average number of
    common shares outstanding            20,589,356       20,589,356      10,805,890       10,805,890

Shares issuable upon exercise of
    outstanding options and warrants      1,301,940        1,301,940

Shares assumed to be repurchased
    under the treasury stock method      (1,014,274)        (987,347)
                                        ------------   --------------   -------------  ---------------

Number of common shares used in
    computing per share data             20,877,022       20,903,949      10,805,890       10,805,890
                                        ============   ==============   =============  ===============

Net income (loss) per share
    applicable to Common Stock                $0.01            $0.01          ($0.09)          ($0.09)
                                        ============   ==============   =============  ===============

                                                              Six Months Ended June 30,
                                          ----------------------------------------------------------------
                                                      1997                                1996
                                          --------------------------  ------------------------------------
                                            Primary    Fully Diluted      Primary          Fully Diluted
                                          ------------ -------------  -----------------  -----------------
Net income (loss) applicable to
    Common Stock                            ($422,093)    ($422,093)       ($1,649,064)       ($1,649,064)
                                          ============ =============  =================  =================
Weighted average number of
    common shares outstanding              17,282,292    17,282,292         10,093,463         10,093,463

Shares issuable upon exercise of
    outstanding options and warrants

Shares assumed to be repurchased
    under the treasury stock method
                                          ------------ -------------  -----------------  -----------------

Number of common shares used in
    computing per share data               17,282,292    17,282,292         10,093,463         10,093,463
                                          ============ =============  =================  =================

Net income (loss) per share
    applicable to Common Stock                 ($0.02)       ($0.02)            ($0.16)            ($0.16)
                                          ============ =============  =================  =================



For the three months ended June 30, 1996 and the six months ended June 30, 1997 and 1996, both primary and fully diluted earnings per common share were based on the weighted average number of outstanding common shares. The inclusion of additional shares assuming the exercise of stock options and warrants would have been antidulutive.